UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 24, 2026

North Haven Private Income Fund A LLC

(Exact name of Registrant as Specified in Its Charter)

Delaware	814-01654	92-1385301
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1585 Broadway New York, NY	10036
(Address of principal executive offices)	(Zip Code)

1 (212) 761-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class I Units	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b- 2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.02. Unregistered Sales of Equity Securities.

As of April 1, 2026, North Haven Private Income Fund A LLC ("we", the "Company" or the "Fund"), sold approximately 195,115 of the Company’s Class I units (the “Units”) for an aggregate offering price of approximately $3.9 million, reflecting a purchase price of $19.83 per unit (with the final number of Units being determined on April 24, 2026).

The sale of Units was made pursuant to subscription agreements entered into by the Company and its unitholders. The issuance of the Units is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and Regulation D thereunder. The Company relied, in part, upon representations from the unitholders in the subscription agreements that each unitholder was an accredited investor as defined in Regulation D under the Securities Act.

Item 7.01. Regulation FD Disclosure.

On April 28, 2026, the Company disclosed the below information.

Distribution:

On April 24, 2026, the Fund declared a distribution to unitholders of record in the amount of $0.1417 per unit. The distribution will be payable on or around May 5, 2026 to unitholders of record as of April 30, 2026.

Company's Portfolio:

As of March 31, 2026, the Company had investments in 185 portfolio companies across 39 industries with an aggregate par value of approximately $744.4 million, which consisted of approximately 99.8% first lien debt investments and approximately 0.2% other securities, based on par value or, in the case of equity investments, cost. As of March 31, 2026, 99.9% of the debt investments, based on par value, in the Company's portfolio were at floating rates. As of March 31, 2026, approximately 93.1% of the Company’s total investment commitments were in private senior secured loans and equity investments and approximately 6.9% were in broadly syndicated loans, which the Company primarily uses for cash management purposes.

During the period from March 1, 2026 through March 31, 2026, the Company had new investment commitments of approximately $10.5 million, approximately 100.0% of which were private senior secured loans.

The table below describes investments by industry composition based on par value or, in the case of equity investments, cost as of March 31, 2026:

Industry	Par or Cost ($ in millions)	% of Total
Software	$149.7	20.1%
Commercial Services & Supplies	70.3	9.4
Insurance Services	66.2	8.9
Professional Services	61.3	8.2
IT Services	47.0	6.3
Health Care Providers & Services	46.3	6.2
Financial Services	33.8	4.5
Diversified Consumer Services	33.7	4.5
Automobiles	23.9	3.2
Electronic Equipment, Instruments & Components	20.0	2.7
Other	192.2	26.0
Total	$744.4	100.0%

The table below shows the Company's ten largest portfolio company investments based on par value or, in the case of equity investments, cost as of March 31, 2026:

Issuer	Par or Cost ($ in millions)	% of Total
Deerfield Dakota Holding, LLC	$14.2	1.9%
SV Newco 2, Inc.	11.9	1.6
Banyan Software Holdings, LLC	11.9	1.6
Drivecentric Holdings, LLC	11.5	1.5
Diligent Corporation	11.0	1.5
TA Polaris Buyer, Inc.	10.7	1.4
Essential Services Holding Corporation	10.0	1.3
Jawbreaker Parent, Inc.	10.0	1.3
AA&D Midco, Inc.	10.0	1.3
Merative, LP	10.0	1.3
Other	633.2	85.3
Total	$744.4	100.0%

Net Asset Value:

As of March 31, 2026, the Company's aggregate net asset value is estimated to be approximately $306.6 million. As of March 31, 2026, the Company had $295.1 million of debt outstanding (at principal). Final results may differ materially from the estimated net asset value as a result of the completion of the Company’s financial closing procedures, as well as any subsequent events, including the discovery of information affecting fair values of portfolio investments as of March 31, 2026, arising between the date hereof and the completion of the financial statements and the filing of the Company’s quarterly report on Form 10-Q for the period ended March 31, 2026.

Market Environment

Capital markets in the first quarter of 2026 contended with the digestion of a complex but generally supportive economic environment. Growth moderated from previous year levels but remained positive, inflation continued to stabilize from its post-pandemic peak, and policy conditions were collectively favorable. At the same time, investors faced a convergence of unexpected developments that challenged confidence and tested sentiment, even as underlying economic and corporate fundamentals remained largely intact.

The year began with continued optimism around economic momentum, inflation moderation, and corporate performance. However, two developments emerged quickly and weighed on markets. First, accelerating advances in artificial intelligence (“AI”) shifted the market narrative. What had initially been embraced as a source of efficiency gains and longer-term growth potential gave way to concerns around displacement of incumbent business models, particularly within the software sector. Second, the outbreak of war involving Iran contributed to a sharp rise in global energy prices, introducing new geopolitical risks and adding inflationary pressure at the margin.

Capital markets’ response to these developments was swift. During the first quarter of 2026, benchmark indices for U.S. equities declined while a range of fixed income benchmarks also posted negative returns as rising interest rates weighed on prices, challenging traditional balanced portfolios. Reduced risk appetite led to redemptions in credit strategies and a temporary pullback in available capital, contributing to wider spreads and negative returns across corporate credit asset classes as well.

Within direct lending, these dynamics resulted in modestly negative returns during the quarter, driven largely by spread widening and market-driven valuation adjustments rather than deterioration in underlying credit fundamentals. Even so, direct lending continued to play a stabilizing role in investor portfolios, as domestic equities, investment-grade bonds and publicly traded credit markets all posted losses. For the quarter, the Company posted a total return of 0.8%, while comparative returns for the S&P 500 Index, U.S. investment-grade bonds, high-yield corporate bonds and broadly-syndicated bank loans returned (4.3%), (0.1%), (0.6%), and (0.6%), respectively.1, 2

Placing these movements in context is critical. While public market volatility increased, the economic backdrop remained comparatively constructive. Economic growth clearly cooled but remained positive, while many middle market companies entered the period with improving credit metrics and capital structures already adapted to higher interest rates.

As the quarter progressed, several dynamics became more constructive in the face of what were mostly negative headlines regarding the private credit industry. Base rates showed signs of stabilization, while the combination of new-issue supply and investor flow dynamics, led by redemptions in non-traded business development companies, contributed to wider spreads, improving the opportunity set for new investments. These conditions can be favorable for direct lending, where returns are driven by current income and disciplined underwriting rather than duration exposure.

Overall, the first quarter of 2026 reinforced a theme evident over the prior year: liquid markets remain sensitive to headlines and tend to overshoot in both directions, but underlying fundamentals across much of the economy and corporate credit continue to demonstrate resilience. For direct lending, the environment remains defined by income generation, improving compensation for risk and limited correlation to public market volatility.

Company Update & Positioning

Against this market backdrop, the Company delivered results consistent with its mandate during the quarter. As of March 31, 2026, the Company’s net asset value (“NAV”) was $19.83 per unit. The change in NAV primarily reflected market-driven valuation impacts across the loan portfolio, including the effect of spread widening at the asset level and, to a lesser extent, volatility across public credit markets affecting the Company’s limited exposure to broadly-syndicated loans.

Idiosyncratic credit performance played a limited role in NAV movement and was contained to a small number of individual portfolio companies, with continued evidence of broad-based health in borrower fundamentals. In fact, the portfolio showcased consistency and steady performance across the borrower base, which we believe is encouraging along with stabilization of key credit metrics as well. The proportion of loans on non-accrual status and the ratio of payment-in-kind income remained generally unchanged from year end. We believe this reflects a consistent emphasis on capital preservation, conservative structuring, and long-term credit performance. Closing at 0.96x as of March 31, 2026, the Company’s leverage remained virtually unchanged relative to the prior quarter, and is positioned at the lower end of the targeted leverage range, supporting flexibility through evolving market conditions.3

Liquidity remained a key strength. As of March 31, 2026, the Company held more than $267.0 million of available liquidity, including cash, cash equivalents, and committed financing capacity.4 This strong liquidity position supports normal course operations, including potential tender activity, while preserving the ability to deploy capital selectively as opportunities arise.

The Company’s positioning remained aligned with its core strategy, emphasizing sponsor-backed, first-lien senior-secured middle market loans to businesses with durable cash flows and resilient operating models. While volatility weighed on short-term valuations during the quarter, we believe the structural drivers of long-term performance—income generation, underwriting discipline, and downside protection—remained intact over the recent period.

Management Approach & Perspectives

The environment entering the second quarter of 2026 appears less defined by systemic stress than by heightened dispersion and elevated investor sensitivity to headlines. We believe investor sentiment has become more reactive, yet the broader economic and credit backdrop remains comparatively stable. In our view, this disconnect between narrative and fundamentals is a defining feature of the current phase of the cycle. We believe today’s credit environment is characterized by differentiation rather than widespread deterioration, and we expect outcomes to be increasingly shaped by company specific dynamics, sector positioning and capital structure decisions.

We believe the path of yields and spreads appears to be set up favorably for direct lending. Base rates look to have largely stabilized, while spreads are beginning to provide more meaningful compensation for risk. This combination supports a more attractive forward return profile for direct lending, particularly relative to duration sensitive fixed income assets that remain exposed to fluctuations in long-term rates.

Sector specific concerns, including those related to AI, warrant careful monitoring but also perspective. While AI introduces the potential for disruption, we believe its effects are more likely to manifest through sorting rather than wholesale displacement. We believe many incumbent businesses are integrating AI to enhance efficiency and strengthen competitive advantages. Any adjustment in terminal valuations tends to weigh more heavily on equity values, while the structural protections of senior-secured debt provide meaningful downside mitigation.

Geopolitical developments and energy price volatility remain important considerations, but their direct impact on the Company’s portfolio is moderated by the predominantly domestic and service-oriented nature of the Company’s underlying borrowers. We believe the U.S. economy remains comparatively insulated relative to global peers, reducing vulnerability to external shocks.

Against this backdrop, our investment approach remains consistent. We continue to emphasize disciplined underwriting, conservative structuring, and selective deployment of capital. Deal flow remains active, and underwriting standards remain discerning as we focus on opportunities that offer appropriate compensation for risk and align with the Company’s long-term objectives.5

While volatility may persist, we believe the fundamental case for direct lending remains intact. High current income, access to a diverse and comparatively uncorrelated opportunity set, and structural resilience across market cycles continue to support the role of direct lending in portfolios. We believe that a discerning, patient approach and thoughtful portfolio construction position the Company well to navigate the period ahead.

1) Based on the S&P 500 Index, the Bloomberg U.S. Aggregate Index, the ICE BofA U.S. High Yield Index, and the Morningstar LSTA U.S. Leveraged Loan Index.

2) Past performance is historical and not a guarantee of future results. Total Net return is calculated assuming a purchase of units at the opening of the first day of the period and a sale on the closing of the last business day of the period. Distributions, if any, are assumed for purposes of this calculation, to be reinvested at prices obtained under the Fund’s distribution reinvestment plan. The returns have been prepared using unaudited data and valuations of the underlying investments in the portfolio, which are estimates of fair value and form the basis for NAV and subject to change. Net returns are illustrated net of fund level fees and expenses. Inception to date net return is presented on an annualized basis.

3) Leverage is calculated using debt-to-equity ratio of the Company.

4) Capacity is subject to restrictions of the borrowing base facilities of the Company.

5) There can be no assurance that the Company or Adviser will achieve its investment or portfolio construction objectives.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2026	North Haven Private Income Fund A LLC

	By:	/s/ David Pessah
David Pessah
Chief Financial Officer